EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

UNIVERSAL TRAILER HOLDINGS CORP.,

DART ACQUISITION CORP.

and

FEATHERLITE, INC.

Dated as of July 26, 2006

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 26, 2006, by and among Universal Trailer Holdings Corp., a Delaware corporation (“Parent”), Dart Acquisition Corp., a Minnesota corporation and a direct wholly-owned Subsidiary of Parent (“Newco”), and Featherlite, Inc., a Minnesota corporation (the “Company”).

RECITALS

WHEREAS, each of Parent and the Company has determined that it is in its best interests for Parent to acquire the Company, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, a special committee of the independent directors of the Company (the “Special Committee”), established by the board of directors of the Company (the “Board of Directors”), has determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the shareholders of the Company, has approved this Agreement and the transactions contemplated hereby in accordance with the Minnesota Business Corporation Act (the “MBCA”), and has resolved to recommend that the shareholders of the Company adopt this Agreement and approve the Merger;

WHEREAS, the board of directors of each of Parent and Newco has approved this Agreement, the Merger and the other transactions contemplated by this Agreement; and

WHEREAS, Parent, Newco and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, Parent, Newco and the Company hereby agree as follows:

ARTICLE I.

THE MERGER

1.1  The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below), the Company and Newco shall consummate a merger (the “Merger”) in which (a) Newco shall be merged with and into the Company and the separate corporate existence of Newco shall thereupon cease, (b) the Company shall be the surviving corporation in the Merger and shall continue to be governed by the Laws (as defined below) of the State of Minnesota, and (c) the separate corporate existence of the Company shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the “Surviving Corporation.”

1.2  Effective Time. As soon as practicable after the satisfaction or waiver of the conditions set forth in Article VII hereof, the appropriate parties hereto shall execute in the manner required by the MBCA and file with the Minnesota Secretary of State appropriate articles of merger relating to the Merger (the “Articles of Merger”), and the parties hereto shall take such other reasonable and further actions as may be required by Law to make the Merger effective. The time that the Merger becomes effective in accordance with applicable Law is hereinafter referred to as the “Effective Time”.

1.3  Effects of the Merger. The Merger shall have the effects set forth in Section 302A.641 of the MBCA.

1.4  Closing. The closing of the Merger (the “Closing”) shall take place (a) at the offices of Fredrikson & Byron, P.A., 200 South Sixth Street, Suite 4000, Minneapolis, MN 55402-1425, on the first business day following the date on which the last of the conditions set forth in Article VII hereof shall be fulfilled or waived in accordance with this Agreement, or (b) at such other place, time and date as Parent and the Company may agree.

ARTICLE II.

SURVIVING CORPORATION

2.1  Articles of Incorporation. The Articles of Incorporation of Newco, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, except that such Articles of Incorporation shall be amended so as to change the name of Newco to “Featherlite, Inc.,” until thereafter further amended in accordance with the MBCA and the provisions of such Articles of Incorporation.

2.2  Bylaws. The Bylaws of Newco, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter amended in accordance with the MBCA and the provisions of Newco’s Articles of Incorporation and such Bylaws.

2.3  Directors. The directors of Newco at the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal, in accordance with the Surviving Corporation’s Articles of Incorporation and Bylaws.

2.4  Officers. The officers of Newco at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal, in accordance with the Surviving Corporation’s Articles of Incorporation and Bylaws.

ARTICLE III.

MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF SHARES IN THE MERGER

3.1  Share Consideration for the Merger; Conversion or Cancellation of Shares in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Newco, the Company, the Surviving Corporation or the holders of any outstanding shares of the Company’s Capital Stock described in Section 4.2 below, each share of such Capital Stock (collectively, the “Shares,” and each, a “Share”) shall be treated as follows:

(a)  Each Share issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined below) and Shares owned by Parent, Newco or any direct or indirect wholly-owned Subsidiary of Parent (collectively, “Parent Companies”) or by any of the Company’s direct or indirect wholly-owned Subsidiaries) shall be cancelled and extinguished and converted into the right to receive, pursuant to Section 3.3, an amount equal to $6.50 per Share in cash (the “Merger Consideration”), payable to the holder thereof, without interest thereon, upon the surrender of the certificate formerly representing such Share.

(b)  Each Share issued and outstanding and owned by the Parent Companies or any of the Company’s direct or indirect wholly-owned Subsidiaries immediately prior to the Effective Time shall cease to be outstanding, be cancelled and retired, without payment of any consideration therefor, and shall cease to exist.

(c)  Each share of common stock of Newco issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

3.2  Stock Options and Warrants.

(a)  Prior to the Effective Time, the Board of Directors or Special Committee shall adopt such resolutions or shall take such other actions as are required to approve the measures contemplated by this Section 3.2. The Company shall use its best efforts to obtain any necessary consent of the holders of Options and Warrants (each as defined below) to effect this Section 3.2.

(b)  The Company shall take all necessary steps to ensure that, at the Effective Time, each option to acquire shares of the Capital Stock (“Option”) which has been granted under the Company’s 1994 Stock Option Plan and the Company’s 2004 Equity Incentive Plan, or otherwise (collectively, the “Option Plans”), and each warrant to purchase Capital Stock (“Warrant”), and, in each case, which is outstanding at the Effective Time, to the extent and only to the extent that such Option or Warrant is then exercisable in whole or in part in accordance with their respective terms, shall be cancelled. In consideration of such cancellation, the holder of each such Option or Warrant shall be entitled to receive, upon compliance with the provisions noted below, a lump sum cash payment in an amount equal to the product of the following:

(i)  the excess, if any, of the Merger Consideration over the per share exercise price of each such Option or Warrant, multiplied by

(ii)  the number of vested shares of Capital Stock covered by such Option or Warrant to the extent not previously exercised less applicable taxes required to be withheld pursuant to Section 3.2(f).

(c)  If, in accordance with Section 3.2(b)(i) above, there is no excess of the Merger Consideration over the per share price of any Option or Warrant, then any such Option or Warrant shall automatically be cancelled without any consideration as of the Effective Time.

(d)  As of the Effective Time, each of the Option Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the Capital Stock shall be terminated and cancelled (without any liability on the part of Parent or the Surviving Corporation other than as expressly set forth in this Section 3.2).

(e)  No party to this Agreement shall be liable to any holder of any Option or Warrant for any cash delivered to a public official pursuant to and in accordance with any abandoned property, escheat or similar Law.

(f)  Parent shall cause the Surviving Corporation to deduct and withhold from the cash otherwise payable to the holder of any Option or Warrant pursuant to this Section 3.2, such amounts as the Parent and the Surviving Corporation reasonably and in good faith determine are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any social security, FICA or Medicare tax Law, or any other provision of federal, state, local or foreign tax Law. To the extent that amounts are so withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Option or Warrant holder in respect of which such deduction and withholding was made by the Surviving Corporation.

(g)  The Company and the Special Committee shall take any and all actions (including, but not limited to, giving requisite notices to, and using their best efforts to obtain all necessary consents from, holders of Options and Warrants advising them of such cancellations and any rights pursuant to this Section 3.2) as are necessary to (i) fully advise holders of Options of their rights under the Option Plans and the Options in connection with the Merger and the rights of holders of Warrants of their rights under the Warrants in connection with the Merger, and (ii) effectuate the provisions of this Section 3.2 under the terms of the Option Plans and Warrants. From and after the Effective Time, other than as expressly set forth in this Section 3.2, no holder of an Option or Warrant shall have any rights in respect thereof other than to receive payment (if any) for the Options or Warrants as set forth in this Section 3.2, and neither Parent nor the Surviving Corporation shall have any liability or obligation under any of the Option Plans or, other than the obligation to make any required payment set forth in this Section 3.2, with respect to the Options or Warrants.

(h)  Any payment to be made to a holder of any Option or Warrant in accordance with this Section 3.2 shall be subject to Parent’s prior receipt of (i) the Option or Warrant, as the case may be, for cancellation or delivery of an instrument reasonably satisfactory to Parent effecting the cancellation of the Option or Warrant, as the case may be, and (ii) written instructions from the holder of such Option or Warrant specifying the manner in which any such payment is to be made, including the name to which a check for such payment should be made and the address where such check should be sent, or appropriate wire transfer instructions. Upon receipt of such items, Parent shall direct the Paying Agent (as defined below) to make any such payment in respect of such Option or Warrant. Until surrendered in accordance with the provisions of this Section 3.2, each Option and Warrant shall represent for all purposes only the right to receive the payments, if any, pursuant to this Section 3.2.

3.3  Payment for Securities in the Merger. The manner of making payment for Shares, Options and Warrants in the Merger shall be as follows:

(a)  Prior to the Effective Time, Parent shall designate a reputable bank or trust company or other entity reasonably acceptable to the Company to act as paying agent for the holders of Shares, Options and Warrants in connection with the Merger (the “Paying Agent”), and to receive the funds to which the holders of Shares will become entitled pursuant to Section 3.1(a), and to which the holders of Options and Warrants may become entitled pursuant to Section 3.2. Immediately prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Shares, Options and Warrants the funds necessary to make the payments contemplated by Sections 3.1 and 3.2, respectively (the “Payment Fund”). The Paying Agent shall, pursuant to irrevocable instructions, make the payments contemplated by Sections 3.1(a) and 3.2, respectively, out of the Payment Fund in accordance with the provisions of Section 3.3(c) below.

(b)  The Paying Agent shall invest the Payment Fund as directed by Parent or Newco in (i) investment grade money market instruments, (ii) direct obligations of the United States of America, (iii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iv) commercial paper rated the highest quality by either Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, or (v) certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $1 billion, in each case having maturities not to exceed thirty (30) days and as designated by Parent, with any interest earned thereon being payable to Parent. Parent shall cause the Payment Fund to be promptly replenished to the extent of any losses incurred as a result of the aforementioned investments. All earnings thereon shall inure to the benefit of Parent. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of Shares shall be entitled under Section 3.1(a) and this Section 3.3, and to which holders of Options or Warrants shall be entitled under Section 3.2 and this Section 3.3, Parent shall in any event be liable for payment thereof. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement.

(c)  As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record (other than holders of certificates representing Dissenting Shares and for Shares referred to in Section 3.1(b)) of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the “Certificates”), (i) a notice and letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as Parent may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender of Certificates for cancellation to the Paying Agent, together with such letter of transmittal duly executed and properly completed, and any other required documents, the holder of such Certificates shall be entitled to receive for each Share represented by such Certificates the Merger Consideration, without any interest thereon, less any required withholding of taxes, and the Certificates so surrendered shall forthwith be cancelled. With respect to Options and Warrants, Parent shall direct the Paying Agent to make payments to the holders of Options and Warrants in accordance with the provisions of Section 3.2(h).

(d)  If payment is to be made to a Person other than the Person in whose name a Certificate so surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such payment shall pay to the Paying Agent any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 3.3, each Certificate (other than certificates representing Dissenting Shares or Shares referred to in Section 3.1(b)) shall represent for all purposes only the right to receive, for each Share represented thereby, the Merger Consideration, and shall not evidence any interest in, or any right to exercise the rights of a shareholder or other equityholder of, the Company or the Surviving Corporation.

(e)  Any portion of the Payment Fund made available to the Paying Agent which remains unclaimed by the former shareholders, holders of Options and holders of Warrants of the Company for six (6) months after the Effective Time shall be delivered to Parent, upon demand of Parent, and any former shareholders, holders of Options and holders of Warrants of the Company shall thereafter look only to Parent for payment of their claim for the aggregate Merger Consideration payable in respect of the Shares held by such former shareholder or for payment of their claim for the aggregate amount payable in respect of Options or Warrants pursuant to Section 3.2 held by such former holders of Options or Warrants, as the case may be, in each case without any interest thereon and subject to any taxes required to be withheld.

(f)  Neither the Paying Agent nor any party to this Agreement shall be liable to any shareholder of the Company for any Merger Consideration or cash delivered to a public official pursuant to and in accordance with any abandoned property, escheat or similar Law.

(g)  The Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any former holder of Shares, Options or Warrants of the Company such amounts as Parent and the Surviving Corporation reasonably and in good faith determine are required to be deducted and withheld with respect to the making of such payment under the Code, or any social security, FICA or Medicare tax Law or any other provision of federal, state, local or foreign tax Law. To the extent that amounts are so withheld by the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of Shares, Options or Warrants, as the case may be, in respect of which such deduction and withholding was made by the Paying Agent.

3.4  Dissenting Shares.

(a)  Notwithstanding anything in this Agreement to the contrary, if Section 302A.471 of the MBCA is applicable to the Merger, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a holder who has not voted such Shares in favor of the Merger, who will have delivered, prior to any vote on the Merger, a written demand for the fair value of such Shares in the manner provided in Section 302A.473 of the MBCA and who, as of the Effective Time, will not have effectively withdrawn or lost such right to dissenters’ rights (“Dissenting Shares”) will not be converted into or represent a right to receive the Merger Consideration pursuant to Section 3.1(a), but the holder thereof will be entitled only to such rights as are granted by Section 302A.473 of the MBCA. Each holder of Dissenting Shares who becomes entitled to payment for such Shares pursuant to Sections 302A.471 and 302A.473 of the MBCA will receive payment therefor from the Surviving Corporation in accordance with the MBCA; provided, however, that if any such holder of Dissenting Shares will have effectively withdrawn such holder’s demand for appraisal of such Shares or lost such holder’s right to appraisal and payment of such shares under Section 302A.473 of the MBCA, such holder will forfeit the right to appraisal of such Shares and each such Share will thereupon be deemed to have been canceled, extinguished and converted, as of the Effective Time, into and represent the right to receive payment from the Surviving Corporation of the Merger Consideration, as provided in Section 3.1(a).

(b)  The Company will give Parent (i) prompt notice of any written notice of intent to demand fair value, any withdrawal of such notice and any other instrument served pursuant to Section 302A.473 of the MBCA received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to notice of intent to demand fair value under Section 302A.473 of the MBCA. The Company will not, except with the prior written consent of Parent, voluntarily make any payment with respect to any such notices or offer to settle or settle any such demand.

3.5  No Further Rights or Transfers. Except for the surrender of the Certificates representing the Shares in exchange for the right to receive the Merger Consideration with respect to each Share or the perfection of dissenters’ rights with respect to the Dissenting Shares, at and after the Effective Time, a holder of Shares shall cease to have any rights as a shareholder of the Company, and no transfer of Shares shall thereafter be made on the stock transfer books of the Surviving Corporation.

3.6  Certain Company Actions. Prior to the Effective Time, each of the Company and Parent shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Shares (including derivative securities with respect to Shares) resulting from the transactions contemplated by Article III of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby makes the representations and warranties in this Article IV to Parent and Newco, except as qualified or supplemented by sections in the Company Disclosure Schedule attached hereto. Each such Section of the Company Disclosure Schedule is numbered by reference to representations and warranties in a specific Section of this Article IV or a specific Section of Article VI hereof; provided, however, that an exception or qualification to, or supplemental information regarding, representations, warranties or covenants in one Section of the Company Disclosure Schedule shall also be deemed disclosed with respect to each other warranty, representation or covenant to which the exception, qualification or supplemental disclosure reasonably relates and to which its relevance is reasonably apparent.

4.1  Corporate Organization and Qualification. Each of the Company and its Subsidiaries (as hereinafter defined in Section 9.1) is a corporation duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated or the business conducted by it require such qualification, except where failure to so qualify or be in good standing would not have a Company Material Adverse Effect (as hereinafter defined in Section 9.1). Each of the Company and its Subsidiaries has all requisite corporate or limited liability company, as the case may be, power and authority to own its properties and to carry on its business as it is now being conducted. The Company has previously made available to Parent complete and correct copies of the Company’s Restated Articles of Incorporation, as amended and in effect on the date hereof (the “Company Articles”), and Amended and Restated Bylaws, as amended and in effect on the date hereof (the “Company Bylaws”), and the certificate of incorporation and bylaws (or other comparable documents) of each of its Subsidiaries.

4.2  Capitalization; Subsidiaries.

(a)  The authorized capital stock of the Company (the “Capital Stock”) consists of 50,000,000 shares, par value $0.01 per share, 40,000,000 shares of which are designated as common shares (the “Common Shares”), and 10,000,000 shares of which are undesignated. As of June 30, 2006, 11,060,160 Common Shares were issued and outstanding. All of the issued and outstanding shares of Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable and are free of preemptive rights. All of the issued and outstanding shares of Capital Stock were issued in compliance with any preemptive rights and any other statutory or contractual rights of any shareholders of the Company and in compliance with all applicable federal and state securities Laws. 947,451 Common Shares were reserved for issuance upon the exercise of outstanding awards pursuant to the Option Plans, and 225,000 Common Shares were reserved for issuance upon the exercise of outstanding Warrants. Section 4.2(a) of the Company Disclosure Schedule sets forth a correct, true and complete list of each Person who, as of the close of business on June 30, 2006, held an Option under any of the Option Plans or a Warrant, indicating with respect to each Option and Warrant then outstanding, the number of Shares subject to such Option or Warrant, the grant date and exercise price of such Option or Warrant, and the vesting schedule and expiration of such Option or Warrant. Except as set forth above and in Section 4.2(a) of the Company Disclosure Schedule, there are not as of the date hereof, and at the Effective Time there will not be, any subscriptions, outstanding or authorized options, warrants, convertible securities, calls, rights (including preemptive rights), commitments or any other agreements of any character to which the Company or any of its Subsidiaries is a party, or by which it may be bound, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock, or requiring it to give any Person the right to receive any benefit or rights similar to any rights enjoyed by or accruing to the holders of its shares of capital stock or any rights to participate in the equity or net income of the Company or any of its Subsidiaries. Except as set forth in Section 4.2(a) of the Company Disclosure Schedule, there are no shareholders’ agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which it is bound or, to the Knowledge of the Company, between or among shareholders, in each case with respect to the transfer or voting of any capital stock of the Company or any of its Subsidiaries.

(b)  Section 4.2(b) of the Company Disclosure Schedule sets forth a true and complete list of the names, jurisdictions of organization, and jurisdictions of qualification as a foreign entity of each of the Company’s Subsidiaries. Except as set forth in Section 4.2(c) of the Company Disclosure Schedule, all outstanding shares of capital stock or other equity interests of the Company’s Subsidiaries are owned by the Company or a direct or indirect wholly-owned Subsidiary of the Company, free and clear of all Liens other than Permitted Liens (each as defined in Section 9.1).

4.3  Authority Relative to This Agreement. The Company has the requisite corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it at the Closing, to perform its obligations hereunder or thereunder and to consummate the transactions contemplated hereby. This Agreement and each instrument required hereby to be executed and delivered by the Company at the Closing and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Special Committee and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the approval of the Merger and the adoption of this Agreement by holders of the Shares in accordance with the MBCA and the Company Articles. This Agreement has been duly and validly executed and delivered by the Company and, assuming that this Agreement constitutes the legal, valid and binding agreement of Parent and Newco, constitutes the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

4.4  Consents and Approvals; No Violation.

(a)  Neither the execution and delivery by the Company of this Agreement and of each instrument required hereby to be executed and delivered by the Company at the Closing, nor the performance of its obligations hereunder and thereunder, nor the consummation by the Company of the transactions contemplated hereby, will:

(i)  conflict with or result in any breach of any provision of the Company Articles or Company Bylaws or the respective Articles of Incorporation or Bylaws of any of the Company’s Subsidiaries;

(ii)  require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (A) in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (B) pursuant to the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, (C) the filing of the Articles of Merger pursuant to the MBCA and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is authorized to do business, (D) as may be required by any applicable state securities or “blue sky” Laws or state takeover Laws, (E) such filings and consents as may be required under any environmental, health or safety Law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, (F) pursuant to the rules and regulations of NASDAQ, (G) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, or adversely affect the consummation of the transactions contemplated hereby or (H) such filings, consents, approvals, orders, registrations and declarations as may be required as a result of the status or identity of Parent and/or Newco;

(iii)  except as set forth in Section 4.4(a)(iii) of the Company Disclosure Schedule, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of its or their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or Lien) as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, or adversely affect the consummation of the transactions contemplated hereby; or

(iv)  assuming that the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 4.4 are duly and timely obtained or made and the approval of the Merger and the adoption of this Agreement by the Company’s shareholders have been obtained, violate any Order (as defined in Section 4.14), or any statute, rule or regulation applicable to the Company or any of its Subsidiaries, or to any of their respective assets, except for violations which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)  The affirmative vote of the holders of a majority of the voting power of the outstanding Shares in favor of the approval of this Agreement and the Merger (the “Company Shareholder Approval”) is the only vote of the holders of any class or series of the Company’s or its Subsidiaries’ securities necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.

4.5  SEC Reports; Financial Statements.

(a)  The Company has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2003, pursuant to the federal securities Laws and the SEC rules and regulations thereunder (collectively, the “Company SEC Reports”), all of which, as of their respective dates (or if subsequently amended or superseded by a Company SEC Report, then as of the date of such subsequent filing), complied in all material respects with all applicable requirements of the Exchange Act and the Securities Act, as the case may be. None of the Company SEC Reports, including, without limitation, any financial statements or schedules included therein, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)  The consolidated balance sheets and the related consolidated statements of income and cash flows (including the related notes thereto) of the Company included in the Company SEC Reports, as of their respective dates, (i) complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a basis consistent with prior periods (except as otherwise noted therein and, subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and the lack of footnotes), and (iii) presented fairly, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments), all in accordance with GAAP.

4.6  Absence of Certain Changes or Events. Except as set forth in Section 4.6 of the Company Disclosure Schedule or as contemplated by this Agreement, since December 31, 2005, the Company has not suffered any Company Material Adverse Effect, and to the Knowledge of the Company, no fact, condition or circumstance exists that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect

4.7  Litigation. Except as set forth in Section 4.7 of the Company Disclosure Schedule, as of the date of this Agreement there are no actions, claims, suits, proceedings, governmental investigations, inquiries or subpoenas (collectively, “Actions”), pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, except for any Actions that, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect.

4.8  Absence of Undisclosed Liabilities. Except as set forth in the Company SEC Reports and except for obligations in connection with the transactions contemplated hereby, neither the Company nor any of its Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute or contingent, asserted or unasserted, due or to become due) other than liabilities and obligations (i) reflected on the balance sheet included in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006, or (ii) incurred after March 31, 2006 in the ordinary course of business consistent with past practice.

4.9  Proxy Statement. The Proxy Statement (as defined below) and other materials distributed to the Company’s shareholders in connection with the Merger, including any amendments or supplements thereto, will comply in all material respects with applicable federal securities Laws, and the Proxy Statement will not, at the time that it or any amendment or supplement thereto is mailed to the Company’s shareholders, at the time of the Shareholders Meeting (as defined below) or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Newco or Parent expressly for inclusion in the Proxy Statement.

4.10  Taxes.

(a)  Tax Returns.

(i)  The Company and each of its Subsidiaries have duly, timely and properly filed all federal, state, local and foreign tax returns (including, but not limited to, income, franchise, sales, payroll, employee withholding and social security and unemployment) which were or (in the case of returns not yet due but due on or before the date of the Closing, taking into account any valid extension of the time for filing) will be required to be filed with the appropriate taxing authority. All such tax returns accurately reflect in all material respects all liabilities for taxes for the periods covered thereby, and the Company and its Subsidiaries have paid or accrued, or caused to be paid or accrued, all material taxes for all periods or portions thereof ending on or prior to the date of this Agreement (whether or not shown on any tax return), including interest and penalties and withholding amounts owed by the Company or any such Subsidiary, other than amounts being contested in good faith for which appropriate reserves have been included on the balance sheet of the appropriate Person. Without limiting the generality of the foregoing, the accruals and reserves for current taxes reflected in the financial statements included in the Company SEC Reports are adequate in all material respects to cover all taxes accruable through the respective dates thereof (including interest and penalties, if any, thereon) in accordance with GAAP consistently applied.

(ii)  Neither the Company nor any of its Subsidiaries has received written notice of any material claim made by a governmental authority in a jurisdiction where the Company or such Subsidiary, as the case may be, does not file tax returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction.

(iii)  No unpaid tax deficiencies have been proposed or assessed in writing against the Company or any of its Subsidiaries and no material tax deficiencies, whether paid or unpaid, have been proposed or assessed in writing against the Company or any of its Subsidiaries since January 1, 2003.

(iv)  Except as set forth in Section 4.10(a)(iv) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is liable for any taxes attributable to any other Person under any Law, whether by reason of being a member of another affiliated group, being a party to a tax sharing agreement, as a transferee or successor, or otherwise. Neither the Company nor any of its Subsidiaries is a party to any material tax sharing, tax indemnity or other agreement or arrangement with any entity not included in the Company’s consolidated financial statements most recently filed by the Company with the SEC. No Person has any right of claim, reimbursement, allocation or sharing against any tax refunds received or due to be received by the Company.

(b)  Audits. Except as set forth in Section 4.10(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has consented to any extension of time with respect to a tax assessment or deficiency or has waived any statute of limitations in respect of taxes. Except as set forth in Section 4.10(b) of the Company Disclosure Schedule, (i) none of the federal income tax returns of the Company or any of its Subsidiaries has been examined by the Internal Revenue Service during the last six (6) taxable years, (ii) no tax audit, examinations or other administrative or judicial proceedings are pending or being conducted, or, to the Knowledge of the Company, threatened, with respect to any taxes due from or with respect to or attributable to the Company or any Subsidiary of the Company or any tax return filed by or with respect to the Company or any Subsidiary of the Company, and (iii) no written notification of an intent to audit, to examine or to initiate administrative or judicial proceedings has been received by the Company or by any of its Subsidiaries.

(c)  Liens. Except as set forth in Section 4.10(c) of the Company Disclosure Schedule, there are no tax Liens upon any property or assets of the Company or any of its Subsidiaries, except for Liens for current taxes not yet due and payable and Permitted Liens.

(d)  Withholding Taxes. The Company and each of its Subsidiaries has properly withheld and timely paid in all material respects all taxes which it was required to withhold and pay in connection with or relating to salaries, compensation and other amounts paid or owing to its employees, consultants, creditors, shareholders, independent contractors or other third parties. All Forms W-2 and 1099 required to be filed with respect thereto have been timely and properly filed.

(e)  Other Representations.

(i)  Except as set forth in Section 4.10(e) of the Company Disclosure Schedule, there is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party, or to which the Company or any of its Subsidiaries is bound, including, but not limited to, the provisions of this Agreement, covering any Person that, individually or collectively, has resulted or would result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or any similar provision of foreign, state or local Law.

(ii)  Neither the Company nor any of its Subsidiaries (A) is a party to or bound by any closing agreement or offer in compromise with any taxing authority, (B) has been or will be required to include any material adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or Section 263A of the Code or any similar provision of foreign, state or local Law as a result of the transactions, events or accounting methods employed prior to the Closing, (C) has any excess loss account (as defined in Treasury Regulations Section 1.1502-19), or (D) has any deferred intercompany gains (as defined in Treasury Regulations Section 1.1502-13).

(iii)  None of the assets of the Company or any of its Subsidiaries is (A) “tax exempt use property” within the meaning of Section 168(h) of the Code, (B) subject to any lease made pursuant to Section 168(f) (8) of the Internal Revenue Code of 1954 or (C) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(iv)  The Company and each of its Subsidiaries have disclosed on their federal income tax returns all positions taken therein that (A) constitute a reportable tax shelter transaction or any other tax shelter transaction within the meaning of Section 6011 of the Code or (B) to the Knowledge of the Company, could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(v)  Except as set forth in Section 4.10(e) of the Company Disclosure Schedule, there are no powers of attorney or other authorizations in effect that grant to any Person the authority to represent the Company or any of its Subsidiaries in connection with any tax matter or proceeding.

4.11  Employee Benefit Plans; Labor Matters.

(a)  Employee Benefit Plans.

(i)  The Company and the Subsidiaries have performed all material obligations required to be performed by them under and are not in any material respect in default under or in violation of, and to the Knowledge of the Company, there is no material default or violation by any party to, any Company Plan. No Action is pending or, to the Knowledge of the Company, threatened with respect to any Company Plan (other than claims for benefits in the ordinary course) and, to the Knowledge of the Company, no fact or event exists that could give rise to any such Action.

(ii)  All contributions required to be made to each Company Plan under the terms thereof, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code, or any other applicable Law have in all material respects been timely made, and are in all material respects fully deductible in the year for which they were paid or accrued. All other amounts that should be accrued in accordance with GAAP as liabilities of the Company or any Subsidiary under or with respect to each Company Plan (including any unpaid administrative expenses and incurred but not reported claims) for the current plan year of each Company Plan have been recorded in all material respects on the books of the Company or such Subsidiary.

(iii)  There has been no “reportable event,” as that term is defined in Section 4043 of ERISA and the regulations thereunder, with respect to any of the Company Plans which would require the giving of notice, or any event requiring notice to be provided, under Section 4063(a) of ERISA.

(iv)  To the Knowledge of the Company, there has been no violation of ERISA that could reasonably be expected to result in a material liability with respect to the filing of applicable returns, reports, documents or notices regarding any of the Employee Benefit Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such notices or documents to the participants or beneficiaries of the Employee Benefit Plans.

(v)  No Action is pending or has been asserted or instituted against any Employee Benefit Plan or its assets or against the Company, or, to the Knowledge of the Company, against any plan administrator or fiduciary of any Employee Benefit Plan, with respect to the operation of any such Employee Benefit Plan (other than routine, uncontested benefit claims). To the Knowledge of the Company, the Company has not engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Code.

(vi)  Neither the Company nor any Subsidiary maintains, contributes to or is obligated to contribute to (or within the past three (3) years has maintained, contributed to or been obligated to contribute to) any Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code.

(vii)  There will be no material liability of the Company or any Subsidiary (A) with respect to any Company Plan that has previously been terminated or (B) under any insurance policy or similar arrangement procured in connection with any Company Plan in the nature of a retroactive rate adjustment, loss sharing arrangement, or other liability arising wholly or partially out of events occurring before the Effective Time.

(b)  Labor Matters. Except as set forth in Section 4.11(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any collective bargaining or other labor union contracts. There is no labor union or organizing activity pending or, to the Knowledge of the Company, threatened, with respect to the Company, any of its Subsidiaries or their respective businesses. There is no pending or, to the Knowledge of the Company, threatened labor dispute, strike or work stoppage against the Company or any of its Subsidiaries which would interfere with the respective business activities of the Company or its Subsidiaries, except where such dispute, strike or work stoppage would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, except as set forth in Section 4.11(b) of the Company Disclosure Schedule, no executive, key employee or significant group of employees plans to terminate employment with the Company or any Subsidiary during the next twelve (12) months.

4.12  Environmental Laws and Regulations. Except as set forth in the Company SEC Reports or as set forth in Section 4.12 of the Company Disclosure Schedule: (i) the Company and each of its Subsidiaries and their respective properties are in compliance in all material respects with all applicable federal, state, local and foreign Laws and regulations relating to pollution or protection of human health or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., and any amendments thereto, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., and any amendments thereto, the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., any other Laws now in effect relating to, or imposing liability or standards of conduct concerning, any Hazardous Materials (as defined in Section 9.1), and any Laws relating to the protection of human health and occupational safety for employees and others in the workplace (collectively, “Environmental Laws”); (ii) neither the Company nor any of its Subsidiaries has received within the period of five (5) years prior to the Effective Time written notice of, or, to the Knowledge of the Company, is the subject of, any action, cause of action, claim, investigation, demand or notice by any Person alleging material liability under or noncompliance in any material respect with any Environmental Law or advising it that it is or may be responsible, or potentially responsible, for material response costs with respect to a release or threatened release of any Hazardous Materials; (iii) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries nor anyone acting on their behalf in the course of so acting, has used, generated, stored, released, manufactured, processed, treated, transported or disposed of any Hazardous Materials on, beneath or about any premises owned or used by the Company or any of its Subsidiaries at any time, except for Hazardous Materials that were and are used, generated, stored, released, manufactured, processed, treated, transported and disposed of in the ordinary course of business in material compliance with all applicable Environmental Laws, and (iv) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has caused or is aware of any release or threat of release of any Hazardous Materials on, beneath or about any premises owned or used by the Company or any of its Subsidiaries at any time, except such releases that are in material compliance with all applicable Environmental Laws.

4.13  Intellectual Property.

(a)  The Company or a Subsidiary of the Company is the owner of, or a licensee under a valid license for, all items of intellectual property that are necessary for the conduct of the business of the Company and its Subsidiaries as presently conducted, taken as a whole, including, without limitation, trade names, unregistered trademarks and service marks, brand names, patents and copyrights. Each such item of intellectual property owned by the Company or a Subsidiary of the Company (the “Owned Intellectual Property”) and intellectual property licensed by the Company or a Subsidiary of the Company (the “Licensed Intellectual Property,” and collectively with the Owned Intellectual Property, the “Company Intellectual Property”) immediately prior to the Effective Time hereunder will be owned or available for use on substantially the same terms and conditions immediately subsequent to the Effective Time hereunder. Section 4.13(a) of the Disclosure Schedule sets forth a true and accurate list of all of the registrations and applications for registration of any of the Owned Intellectual Property.

(b)  The Company and its Subsidiaries own the entire right, title and interest in and to all of the Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens), and have the right to use the Licensed Intellectual Property pursuant to the terms of valid and subsisting license agreements. Neither the Company nor any of its Subsidiaries has received any notice or claim challenging the Company’s or such Subsidiary’s ownership or rights to use any of the Company Intellectual Property.

(c)  Except as set forth in Section 4.13(c) of the Company Disclosure Schedule, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is infringing upon or misappropriating any intellectual property, proprietary or other rights of third parties, other than any such infringement or misappropriation which would not be, individually or in the aggregate, material. There are no Actions pending or, to the Knowledge of the Company, threatened, asserting the invalidity, misuse, infringement or unenforceability of any of the Company Intellectual Property. To the Knowledge of the Company, no third party has infringed upon or misappropriated in any material respect any rights of the Company or any of its Subsidiaries with respect to the Company Intellectual Property.

4.14  Compliance with Laws and Orders. Except with respect to the matters described in Sections 4.10, 4.11 and 4.12 or as set forth in Section 4.14 of the Company Disclosure Schedule, (a) neither the Company nor any of its Subsidiaries has in any material respect violated or failed to comply with, or is in any material respect in default under, any law, statute, rule or regulation having the effect of law of the United States or any state, county, city or other political subdivision thereof or of any government or regulatory authority (“Laws”), or writ, judgment, decree, injunction or similar order of any governmental or regulatory authority, in each case, whether preliminary or final (an “Order”), applicable to the Company or any of its Subsidiaries or any of their respective material assets and material properties and non-compliance with which has resulted or would be reasonably likely to result in a material adverse effect upon the Company, such Subsidiary or such asset or property, as the case may be, and (b) neither the Company nor any of its Subsidiaries has received any written notice from any governmental authority or other Person claiming any material violation of any Law with respect to the Company, any of its Subsidiaries or any of their respective businesses.

4.15  Board Approval; Takeover Statutes. The Special Committee has taken all action necessary to render inapplicable to the Merger and to the transactions contemplated by this Agreement the provisions of Section 302A.673 of the MBCA restricting business combinations with “interested shareholders”. The Company does not have any stockholder or shareholder rights agreement or any similar type of anti-takeover agreement.

4.16  Agreements, Contracts and Commitments; Certain Other Agreements. Section 4.16 of the Company Disclosure Schedule contains a list of the following written contracts, agreements, understandings or other instruments or obligations to which either the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or has committed to be bound (the “Contracts”) as of the date hereof:

(i)  all leases for personal property in which the amount of payments which the Company is required to make on an annual basis exceeds $50,000;

(ii)  all Contracts between the Company or any of its Subsidiaries and their twenty (20) largest customers determined on the basis of consolidated revenue for the fiscal year ended December 31, 2005;

(iii)  all Contracts between the Company or any of its Subsidiaries and their twenty (20) largest suppliers determined on the basis of the total dollar value of goods or services purchased by the Company and the Subsidiaries for the fiscal year ended December 31, 2005;

(iv)  all Contracts limiting the freedom of the Company or any of its Subsidiaries to compete in any line of business or in any geographic area or with any Person;

(v)  all Contracts to make any capital expenditures in excess of $50,000; and

(vi)  all Contracts with any director, officer, employee or consultant of or to the Company or any of its Subsidiaries.

(b)  All Contracts required to be listed in Section 4.16(a) of the Company Disclosure Schedule and any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act) with respect to the Company and its Subsidiaries (such contracts being referred to herein as “Material Contracts”) are valid and binding agreements of the Company or a Subsidiary of the Company and are in full force and effect. To the Knowledge of the Company, none of the parties to the Material Contracts is in any material respect in breach thereof or default thereunder or, subject to receipt of the consents, waivers or amendments with respect to such Material Contracts as are described in Section 4.4(a)(iii) of the Company Disclosure Schedule, will be in any material respect in breach thereof or default thereunder as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

(c)  Except as set forth in Section 4.16(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any oral or written agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Except as set forth in Section 4.16(c) of the Company Disclosure Schedule, there are no amounts payable by the Company or its Subsidiaries to any officers of the Company or its Subsidiaries (in their capacity as officers) as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination.

(d)  No information which is held in confidence by the Company pursuant to Section 6.5(b) below would, if disclosed, materially and adversely affect any of the Company’s representations and warranties made in this Article IV, or require disclosure as an exception to any such representation or warranty.

4.17  Permits. The Company and each of its Subsidiaries hold all material permits, licenses, variances, exemptions, orders, registrations, certificates and other approvals from all governmental or regulatory authorities that are required from them to own, lease or operate their assets and to carry on their businesses as presently conducted in compliance with all applicable Law (the “Company Permits”). Neither the Company nor any of its Subsidiaries is in material violation of the terms of any such Company Permit. To the Knowledge of the Company, the Merger, in and of itself, would not cause the revocation or cancellation of any Company Permit.

4.18  Brokers and Finders. Except for the fees and expenses payable to Houlihan Lokey Howard & Zukin Capital, Inc., which fees and expenses are reflected in its agreement with the Company and will be paid by the Company, the Company has not employed, and to the Knowledge of the Company, no other Person has made any arrangement by or on behalf of the Company with, any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

4.19  Opinion of Financial Advisor. The Special Committee has received the opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. to the effect that, as of the date hereof, the Merger Consideration to be received by the unaffiliated shareholders of the Company for each Share pursuant to the Merger is fair to such unaffiliated shareholders from a financial point of view. Houlihan Lokey Howard & Zukin Financial Advisors, Inc. has consented to the inclusion of a copy of its written opinion in its entirety in the Proxy Statement.

4.20  Property.

(a)  No material personal property owned by the Company or any of its Subsidiaries or included as an owned asset of the Company or any of its Subsidiaries in any of the financial statements included in the Company SEC Reports is subject to any Lien other than Permitted Liens. The Company and each of its Subsidiaries holds valid leasehold or license interests in all material personal property leased by or licensed to it, in each case free and clear of all Liens, except for Permitted Liens.

(b)  Descriptions of all real property leased or owned by the Company and its Subsidiaries are set forth in Section 4.20 of the Company Disclosure Schedule. The Company or a Subsidiary of the Company has a valid leasehold interest in all real property leased by it, free and clear of all Liens except for Permitted Liens. The Company or a Subsidiary of the Company has good and marketable title to all real property owned by it (the “Owned Real Property”), free and clear of any Liens other than Permitted Liens, and there are no (i) leases, subleases, licenses, concessions, or other agreements granting to any party or parties the right of use or occupancy of any portion of any such Owned Real Property or (ii) outstanding options or rights of first refusal to purchase any such Owned Real Property or any portion thereof or interest therein.

4.21  Affiliate Transactions. Except as set forth in Section 4.21 of the Company Disclosure Schedule or in the Company SEC Reports, no executive officer, director or employee of the Company or any of its Subsidiaries or any Person owning 1% or more of the Capital Stock (an “Affiliated Party”) is a party to any Contract or, except as previously disclosed to Parent, has any material interest in any property or assets owned by the Company or any of its Subsidiaries or has engaged in any transaction with the Company material to the Company between January 1, 2003 and June 30, 2006, or, to the Knowledge of the Company, thereafter. Each contract, commitment or other arrangement between an Affiliated Party and the Company or any of its Subsidiaries is on terms no less favorable to the Company and its Subsidiaries than would have been available from an unaffiliated third party at the time such Contract or commitment was entered into. Between January 1, 2003 and June 30, 2006, and, to the Knowledge of the Company, thereafter, no event or transaction has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Statement of Financial Accounting Standards No. 57 that was not so reported. There are no outstanding loans to directors or officers of the Company or any of its Subsidiaries of the kind prohibited by Section 402 of the Sarbanes-Oxley Act.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO

Parent and Newco represent and warrant, jointly and severally, to the Company that:

5.1  Corporate Organization and Qualification. Each of Parent and its Subsidiaries (including Newco) is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where the failure to so qualify or be in such good standing would not have a Parent Material Adverse Effect. Each of Parent and its Subsidiaries has all requisite power and authority (corporate or otherwise) to own its properties and to carry on its business as it is now being conducted.

5.2  Authority Relative to This Agreement. Each of Parent and Newco has the requisite corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it at Closing, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. This Agreement and each instrument required hereby to be executed and delivered by Parent or Newco at Closing, and the consummation by Parent and Newco of the transactions contemplated hereby have been duly and validly authorized by the respective boards of directors of Parent and Newco and by Parent as the sole shareholder of Newco, and no other corporate proceedings on the part of Parent and Newco are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Newco and, assuming that this Agreement constitutes the legal, valid and binding agreement of the Company, constitutes the legal, valid and binding agreement of each of Parent and Newco, enforceable against each of them in accordance with its terms, except that such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally, and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

5.3  Consents and Approvals; No Violation. Neither the execution and delivery by Parent or Newco of this Agreement and of each instrument required hereby to be delivered by Parent and Newco at the Closing, nor the performance by Parent and Newco of their respective obligations hereunder and thereunder, nor the consummation by Parent and Newco of the transactions contemplated hereby, will:

(a)  conflict with or result in any breach of any provision of the Articles of Incorporation (or Certificate of Incorporation, as the case may be) or Bylaws, respectively, of Parent or Newco;

(b)  require any consent, approval, authorization, permit or filing with or notification to, any governmental or regulatory authority, except (i) in connection with the applicable requirements of the HSR Act, (ii) pursuant to the applicable requirements of the Securities Act or the Exchange Act, (iii) the filing of the Articles of Merger pursuant to the MBCA, (iv) as may be required by any applicable state securities or “blue sky” Laws or state takeover Laws, (v) such filings, consents, approvals, orders, registrations, declarations and filings as may be required under the Laws of any foreign country in which Parent or any of its Subsidiaries conducts any business or owns any assets, (vi) such filings and consents as may be required under any environmental, health or safety Law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, or (vii) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or adversely affect the consummation of the transactions contemplated hereby;

(c)  result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or Lien) as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect or adversely affect the consummation of the transactions contemplated hereby; or

(d)  assuming that the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 5.3 are duly and timely obtained or made, violate in any material respect any Order, statute, rule or regulation applicable to Parent or any of its Subsidiaries or to any of their respective assets.

5.4  Proxy Statement. None of the information supplied by Parent or Newco in writing for inclusion in the Proxy Statement will, at the time that it or any amendment or supplement thereto is mailed to the Company’s shareholders, at the time of the Shareholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation or warranty is made by Parent or Newco with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by the Company expressly for inclusion or incorporation by reference therein.

5.5  Cash Consideration. Parent has available to it, or at the Closing will have available to it, sufficient cash resources necessary to make the payments for the Shares contemplated by this Agreement and all associated costs and expenses.

5.6  Interim Operations of Newco. Newco was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations, other than in connection with the transactions contemplated hereby.

5.7  Brokers and Finders. Except as set forth in Section 5.7 of the Parent Disclosure Schedule, neither Parent nor Newco has employed, and to the knowledge of Parent and Newco, no other Person has made any arrangement by or on behalf of Parent or Newco with, any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

5.8  Share Ownership. As of the date hereof, none of Parent, Newco or any of their Affiliates (i) beneficially owns, directly or indirectly, any Shares, or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, Shares.

5.9 Featherlite Coaches. Parent has previously provided to the Company complete and correct copies of (i) the Asset Purchase Agreement between Parent and Featherlite Coaches, Inc., a Nevada corporation (“Featherlite Coaches”), pursuant to which Featherlite Coaches has agreed to acquire from the Surviving Corporation, immediately after the Effective Time, certain assets and liabilities associated with the Company’s coach division (the “Asset Purchase Agreement”), and (ii) all other documents between Featherlite Coaches and Parent and any of their respective Affiliates relating to the Asset Purchase Agreement and the transactions contemplated thereby (the “Asset Purchase Documents”). Other than the Asset Purchase Agreement and the Asset Purchase Documents, neither Parent nor any Affiliate thereof is, or is contemplated to be, a party to any written or oral contract, agreement, understanding or arrangement with Featherlite Coaches or any Affiliate thereof, including any agreement regarding employment or consulting after the Effective Time.

5.10. Financing. Parent has previously provided to the Company or its advisors complete and correct copies of proposal letters from third parties to provide debt financing to Parent and Newco in connection with the Merger.

ARTICLE VI.

COVENANTS AND AGREEMENTS

6.1  Conduct of Business of the Company. The Company agrees that during the period from the date of this Agreement to the Effective Time (unless Parent shall otherwise agree in writing and except as otherwise contemplated by this Agreement), the Company will, and will cause each of its Subsidiaries to, conduct its operations according to its ordinary and usual course of business consistent with past practice in compliance in all material respects with all applicable Laws, pay its debts and taxes when due (subject to good faith disputes over such debts), pay or perform other material obligations when due, and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, use commercially reasonable efforts to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly permitted in this Agreement, or as set forth in Section 6.1 of the Company Disclosure Schedule, prior to the Effective Time, neither the Company nor any of its Subsidiaries will, without the prior written consent of Parent (which will not be unreasonably withheld or delayed):

(a)  except for shares to be issued or delivered upon exercise of the outstanding Options in accordance with the Option Plans or outstanding Warrants in accordance with their respective terms or as set forth in Section 6.1 of the Company Disclosure Schedule, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (i) any additional shares of capital stock of any class (including the Shares), or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock, or (ii) any other securities in respect of, in lieu of, or in substitution for, Shares outstanding on the date hereof;

(b)  redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding shares of capital stock;

(c)  split, combine, subdivide or reclassify any shares of capital stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares of Capital Stock or otherwise make any payments to shareholders in their capacity as such, except for “upstream” dividends paid by a Subsidiary to the Company;

(d)  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

(e)  adopt any amendment, modification or repeal, or propose to, or permit or consent to, any amendment, modification or repeal of its Articles of Incorporation or Bylaws or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any of the Company’s Subsidiaries;

(f)  make any acquisition, by means of merger, consolidation, acquisition of all or substantially all of the assets, capital stock or equity interests, or otherwise of any Person, or make any disposition or assignment, of any of its capital stock, material assets or properties or permit any of its assets or properties to be subject to any Liens (other than Permitted Liens), except to the extent such disposition or Lien is made or incurred in the ordinary course of business consistent with past practice;

(g)  other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or guarantee any such indebtedness, or make any loans, advances or capital contributions to, or investments in, any other Person other than to or in the Company or any of its Subsidiaries;

(h)  grant any increases (other than as required by Law) in the compensation, pension, retirement or other employment benefit of any character, or grant any new material benefit to any of its directors, officers or employees, except for increases in compensation for employees who are not officers in the ordinary course of business and in accordance with past practice;

(i)  pay or agree to pay any pension, retirement allowance or other employee benefit with respect to its directors, employees, agents or consultants not required or contemplated by any of the existing Company Plans as in effect on the date hereof;

(j)  enter into any new, or amend, any existing employment, severance, change of control or termination agreement with any director, officer, consultant, agent or employee;

(k)  except as may be required to comply with applicable Law, become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, benefit arrangement or similar plan or arrangement, which was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of enhancing any benefits thereunder;

(l)  change or remove certified public accountants for the Company or change any of the accounting methods, policies, procedures, practices or principles used by the Company unless required by GAAP or the SEC;

(m)  enter into, or become obligated under, or change, amend, terminate or otherwise modify any Material Contract, except in the ordinary course of business consistent with past practice;

(n)  modify the terms of, discount, setoff or accelerate the collection of, any accounts receivable, except in the ordinary course of business consistent with past practice;

(o)  pay accounts payable and other obligations and liabilities other than in the ordinary course of business consistent with past practice;

(p)  fail to maintain in all material respects inventory levels appropriate for the businesses of the Company and its Subsidiaries;

(q)  make or commit to make aggregate capital expenditures in excess of $100,000;

(r)  settle any material pending claim or other material disagreement in an amount in excess of $100,000 absent prior consultation with Parent;

(s)  grant any Lien on the capital stock of the Company or any of its Subsidiaries except for a Permitted Lien;

(t)  enter into, directly or indirectly, any new material transaction with any Affiliate of the Company (excluding transactions with the Subsidiaries in the ordinary course of business and consistent with past practice), including, without limitation, any transaction, agreement, arrangement or understanding with any affiliate or other Person covered under Item 404 of Regulation S-K under the Securities Act that would be required to be disclosed under such Item 404;

(u)  take, undertake, incur, authorize, commit or agree to take any action that would cause any of the representations or warranties in Article IV to be untrue in any respect (other than as a result of the conduct of their business in the ordinary course) or would reasonably be anticipated to cause any of the conditions to closing set forth in Article VII not to be satisfied;

(v)  incur any expenses or liabilities of the Company for the benefit of or in support of the operations of the Company’s Coach division, unless such expenses or liabilities are and remain through the Effective Time identified and accounted for in the books and records of the Company as expenses or liabilities of the Coach division; or

(w)  authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

6.2  No Solicitation of Transactions.

(a)  The Company has, and has caused each officer, director or employee of, or any investment banker, attorney or other advisor or representative of the Company, to immediately cease and cause to be terminated all existing activities, discussions, solicitations, communications or negotiations with any Third Party (as defined below) conducted prior to the date hereof with respect to any Competing Transaction (as defined below). The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its Subsidiaries to, (i) solicit or initiate, encourage, or facilitate, directly or indirectly, any inquiries relating to, or the submission of, any proposal or offer, whether in writing or otherwise, from any Person other than Parent, Newco or any Affiliates thereof (a “Third Party”) to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of all or more than fifteen percent (15%) of the assets of the Company and its Subsidiaries, taken as a whole, or fifteen percent (15%) or more of any class of equity securities of the Company pursuant to a merger, consolidation or other business combination, sale of shares of stock, sale of assets, tender offer, exchange offer or similar transaction or series of related transactions, which is structured to permit such Third Party to acquire beneficial ownership of more than fifteen percent (15%) of the assets of the Company and its Subsidiaries, taken as a whole, or fifteen percent (15%) or more of any class of equity securities of the Company (a “Competing Transaction”); (ii) participate or engage in any discussions or negotiations with any Third Party regarding any Competing Transaction, or furnish to any Third Party any information or data with respect to or access to the properties of the Company in connection with a Competing Transaction, or take any other action to facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction; or (iii) enter into any agreement with respect to any Competing Transaction, approve or recommend or resolve to approve or recommend any Competing Transaction, or enter into any agreement requiring it to abandon, terminate or fail to consummate the Merger and the other transactions contemplated by this Agreement. Notwithstanding the foregoing sentence or anything to the contrary in this Agreement, if the Company receives (in the absence of any violation of this Section 6.2) a bona fide, written proposal or offer for a Competing Transaction by a Third Party prior to the receipt of the Company Shareholder Approval, which the Special Committee determines in good faith (after consulting the Special Committee’s independent financial advisor) (A) is reasonably likely to result in terms which are more favorable from a financial point of view to the holders of Shares than the Merger and the other transactions contemplated by this Agreement, and (B) is reasonably capable of being consummated (provided, that the Company, including the Special Committee, and any of its advisors, shall be permitted to contact such Third Party and its advisors solely for the purpose of clarifying the proposal and any material contingencies and the capability of consummation) (a “Superior Competing Transaction”), then the Company may, in response to an unsolicited request therefor and subject to compliance with Section 6.2(b), furnish information with respect to the Company and its Subsidiaries to, and participate in discussions and negotiations directly or through its representatives with, such Third Party. Notwithstanding the foregoing, the Company shall not provide any non-public information to any such Third Party unless the Company provides such non-public information pursuant to a nondisclosure agreement. The Company shall be permitted to waive the provisions of any “standstill” agreement between the Company and a Third Party to the extent necessary to permit such Third Party to submit a Competing Transaction that the Special Committee believes, in its good faith judgment, is reasonably likely to result in a Superior Competing Transaction. Nothing contained in this Agreement shall prevent the Special Committee from (i) complying with any applicable Law, rule or regulation, including, without limitation, Rule 14d-9 and Rule l4e-2 promulgated under the Exchange Act, (ii) making any disclosure to its shareholders required by applicable Law, rule or regulation or by the rules and regulations of NASDAQ, or (iii) otherwise making such disclosure to the Company’s shareholders or otherwise that the Special Committee (after consultation with counsel) concludes in good faith is necessary in order to comply with its fiduciary duties to the Company’s shareholders under applicable Law.

(b)  The Company shall advise Parent orally and in writing within three (3) business days after receipt of any proposal or offer for a Competing Transaction made in accordance with Section 6.2(a) of (i) any proposal for a Competing Transaction received by any officer or director of the Company or, to the Knowledge of the Company, any financial advisor, attorney or other advisor or representative of the Company, and (ii) the material terms of such Competing Transaction (but not the identity of the entity proposing the Competing Transaction). The Company shall keep Parent reasonably informed of the status of, and any material changes to, the terms of any such Competing Transaction proposal in a timely manner.

(c)  In the event the Special Committee determines that it has received a proposal for a Superior Competing Transaction and determines in good faith (after consultation with counsel) that taking any or all of the following actions is necessary in order to comply with its fiduciary duties under applicable Law, and provided, that neither the Company nor any representative of the Company has breached any of the provisions of this Section 6.2, the Company and the Special Committee may (i) withdraw, modify or change the Board of Director’s approval or recommendation of this Agreement or the Merger, (ii) approve or recommend to the Company’s shareholders such Superior Competing Transaction, (iii) terminate this Agreement in accordance with Section 8.4(iii), and (iv) publicly announce the Board of Director’s intention to do any or all of the foregoing.

6.3  Reasonable Best Efforts to Complete Transactions.

(a)  Subject to the terms and conditions herein provided, each of the parties hereto shall cooperate with the other and use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective, in the most expeditious manner possible, the Merger and the other transactions contemplated by this Agreement, including using its reasonable best efforts to obtain all necessary or appropriate waivers, consents and approvals, to effect all necessary registrations, filings and submissions (including, but not limited to, (i) filings under the HSR Act, which shall be made within thirty (30) days after the date of this Agreement, and any other submissions requested by the Federal Trade Commission or Department of Justice, (ii) the filings referred to in Sections 4.4(a)(ii) and 5.3(b), and (iii) such filings, consents, approvals, orders registrations and declarations as may be required under the Laws of any foreign country in which the Company or any of its Subsidiaries conducts any business or owns any assets, which shall be made within ten (10) business days after the date of this Agreement), and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), subject, however, to the requisite votes of the shareholders of the Company.

(b)  Each of the parties hereto agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Common Shares from NASDAQ and to terminate registration under the Exchange Act; provided, that such delisting and termination shall not be effective until the end of the day upon which the Effective Time occurs.

(c)  Each of the Company and Parent shall keep the other reasonably informed of the status of their respective efforts to consummate the transactions contemplated hereby, including by furnishing the other with such necessary information and reasonable assistance as it may reasonably request in connection with its preparation of necessary filings or submissions of information to any governmental authority and by giving prompt notice of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification provided pursuant to clause (i) or (ii) above shall affect the representations, warranties, covenants or agreements of the parties or the conditions to or obligations of the parties under this Agreement, (iii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the transactions contemplated by this Agreement, (iv) any notice or other communication relating to an investigation or restraint from any governmental authority in connection with the Merger or the transactions contemplated by this Agreement, and (v) any Action commenced or, to the Knowledge of the Company, on the one hand, or Parent’s knowledge, on the other hand, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries, on the one hand, and Parent or Newco, on the other hand, and which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Article IV or Article V, as the case may be, or which relate to the consummation of the transactions contemplated by this Agreement. Parent shall keep the Company informed of material developments with respect to the implementation of the financing of the transactions contemplated hereby. Each of the Company and Parent may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.3(c) as “outside counsel only” and, in such event, such material and the information contained therein shall be given only to the outside legal counsel of the recipient and shall not be disclosed by such counsel to non-legal directors, officers, employees or other advisors or representatives of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel.

(d)  Notwithstanding anything to the contrary set forth in this Section 6.3 or elsewhere in this Agreement, if any governmental authority that has the authority to enforce any antitrust Law seeks, or authorizes its staff to seek, a preliminary injunction or restraining order to enjoin consummation of the Merger, none of the parties hereto shall be required to take or agree to take any action which such party reasonably believes would be prohibited or restricted under such preliminary injunction or restraining order, or shall be required to waive any of the conditions to the Merger.

(e)  Notwithstanding the foregoing, the Company shall not be obligated to use its reasonable efforts or take any action pursuant to this Section 6.3 if in the good faith opinion of the Special Committee (after consultation with counsel) such actions might be inconsistent with its fiduciary duties to the Company’s shareholders under applicable Law.

6.4  Shareholders Meeting; Proxy Statement.

(a)  The Company, acting through the Special Committee, shall:

(i)  (A) use all commercially reasonable efforts to promptly prepare and, within thirty (30) days after the date of this Agreement, file with the SEC a proxy statement for the purposes of considering and taking action upon this Agreement (the “Proxy Statement”), (B) obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with Parent and Newco, respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof, and (C) undertake to obtain the necessary approvals by its shareholders of this Agreement and the Merger and the other transactions contemplated hereby unless, in the good faith opinion of the Special Committee (after consultation with counsel), taking any such action might be inconsistent with its fiduciary duties to the Company’s shareholders under applicable Law;

(ii)  include in the Proxy Statement the unanimous recommendation of the Special Committee that the shareholders of the Company vote in favor of the approval of this Agreement and the Merger and use its reasonable best efforts to solicit from the shareholders of the Company proxies in favor of adoption of this Agreement and approval of the Merger for the Shareholders Meeting; provided, that, notwithstanding anything to the contrary set forth in this Agreement, the Special Committee may withdraw, modify or amend its recommendation if, in the good faith opinion of the Special Committee (after consultation with counsel), such recommendation might be inconsistent with its fiduciary duties to the Company’s shareholders under applicable Law, in which case any such withdrawal, modification or amendment shall not constitute a breach of this Agreement;

(iii)  duly call, give notice of, convene and hold a special meeting of its shareholders for the purpose of considering and taking action upon this Agreement and the Merger (the “Shareholders Meeting”), to be held twenty-one (21) days following filing of the definitive Proxy Statement with the SEC; and

(iv)  if at any time prior to the Shareholders Meeting any information relating to the Company, or any of its Affiliates, officers or directors, should be discovered by the Company which should be set forth in an amendment or supplement to the Proxy Statement, so that it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall promptly notify Parent and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders of the Company.

(b)  Parent and Newco shall each cause their respective representatives to fully cooperate with the Company in the preparation of the Proxy Statement, and shall, upon request, furnish the Company with all information concerning it and its Affiliates as the Company may deem reasonably necessary or advisable in connection with the preparation of the Proxy Statement. If at any time prior to the Shareholders Meeting any information relating to the Parent, or any of its Affiliates, officers or directors, should be discovered by Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Parent shall promptly notify the Company and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders of the Company

(c)  At the Shareholders Meeting, Parent, Newco and their Affiliates shall vote all Shares, if any, owned by them in favor of approval of this Agreement, the Merger and the other transactions contemplated hereby.

6.5  Access to Information.

(a)  The Company shall (and shall cause each of its Subsidiaries to) afford to officers, employees, counsel, accountants and other authorized representatives of Parent (“Representatives”), in order to evaluate the transactions contemplated by this Agreement, reasonable access, during normal business hours and upon reasonable advance notice throughout the period prior to the Effective Time, to its properties, books, records, facilities, officers, directors and accountants and, during such period, shall (and shall cause each of its Subsidiaries to) furnish or make available reasonably promptly to such Representatives all information concerning its business, properties and personnel as may reasonably be requested; provided, however, that any such access shall be conducted under the supervision of personnel of the Company and in a manner that does not unreasonably interfere with the normal operations of the Company. Parent agrees that it shall not, and shall cause its Representatives not to, use any information obtained pursuant to this Section 6.5 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.

(b)  Notwithstanding anything to the contrary set forth herein, nothing in this Section 6.5 shall require the Company to disclose any information that, on the advice of its counsel, (i) it is not legally permitted to disclose or the disclosure of which would contravene any applicable Law or binding order, (ii) the disclosure of which would jeopardize any attorney-client or other legal privilege, or (iii) the disclosure of which would conflict with, violate or cause a default under any existing agreement to which it is a party, provided that the Company shall use its reasonable best efforts to obtain the consent of any third party capable of waiving any provision pursuant to which any such conflict, violation or default might arise.

(c)  No information received pursuant to an investigation made under this Section 6.5 shall be deemed to (i) qualify, modify, amend or otherwise affect any representations, warranties, covenants or other agreements of the Company set forth in this Agreement or any certificate or other instrument delivered to Parent and Newco in connection with the transactions contemplated hereby, (ii) amend or otherwise supplement the information set forth in the Company Disclosure Schedule, (iii) limit or restrict the remedies available to the parties under applicable Law arising out of a breach of this Agreement, or (iv) limit or restrict the ability of either party to invoke or rely on the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement set forth in Article VII hereof.

(d)  The Confidentiality Agreement, dated January 30, 2006 (the “Confidentiality Agreement”), by and between Houlihan Lokey Howard & Zukin Capital, Inc., on behalf of the Company, and Parent shall apply, in accordance with the terms thereof, to information furnished by the Company, its Subsidiaries and the Company’s officers, employees, counsel, accountants and other authorized representatives pursuant to this Section 6.5.

6.6  Publicity. The parties shall consult with each other and shall mutually agree upon any press releases or public announcements pertaining to this Agreement and the Merger and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement, except as may be required by applicable Law or by obligations pursuant to any agreement with any national securities exchange or automated quotation system, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable efforts to consult in good faith with the other parties before issuing any such press releases or making any such public announcements; provided, that no such consultation shall be required to make any disclosure or otherwise take any action expressly permitted by Section 6.2.

6.7  Indemnification of Directors and Officers.

(a)  Parent and Newco agree that all rights to indemnification existing in favor of, and all exculpations and limitations of the personal liability of, the directors, officers, employees and agents of the Company (the “Indemnified Parties”) in the Company Articles and Company Bylaws, and of the Company’s Subsidiaries in their respective Articles of Incorporation and Bylaws, as in effect as of the date hereof with respect to matters occurring at or prior to the Effective Time, including the Merger, shall continue in full force and effect for a period of not less than six (6) years from the Effective Time; provided, however, that (i) all rights to indemnification in respect of any such claims (each, a “Claim”) asserted or made within such period shall continue until the disposition of such Claim, and (ii) Parent and Newco shall acquire “tail” directors’ and officers’ liability insurance and fiduciary insurance policies covering Claims with respect to matters occurring at or prior to the Effective Time, including the Merger, that are no less favorable to the Indemnified Parties than the Company’s existing directors’ and officers’ liability insurance and fiduciary insurance policies in effect immediately prior to the Effective Time.

(b)  This Section 6.7 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of Parent, the Company and the Surviving Corporation. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 6.7. The obligations under this Section 6.7 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other Person who is a beneficiary under the “tail” policy referred to in paragraph (a) above) (and their respective heirs, successors and assignees) without the prior written consent of such Indemnified Party (or other Person who is a beneficiary under such “tail” policy) (and their respective heirs, successors and assignees). The rights of each Indemnified Party (and other Person who is a beneficiary under such “tail” policy) (and their respective heirs, successors and assignees) under this Section 6.7 shall be in addition to, and not in substitution for, any other rights that such Persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any indemnification agreements to which such Indemnified Party or other Person is a party, or applicable Law (whether in a proceeding at Law or in equity).

(c)  In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 6.7.

(d)  To the extent permitted by law, at rights of indemnification for the benefit of any Indemnified Party shall be mandatory rather than permissive.

6.8  Employees.

(a)  At the Effective Time, Parent agrees that, except for those employees resigning as of the Effective Time as contemplated in Section 4.11(b) of the Company Disclosure Schedule, all employees of the Company and its Subsidiaries immediately prior to the Effective Time shall be offered comparable continuing employment at rates of pay and with benefits under employee benefit plans, programs, arrangements and policies for the benefit of employees of the Company and its Subsidiaries that in the aggregate are no less favorable to such employees than the rates of pay in effect for the twelve (12) months prior to the Effective Time and the Company Plans set forth in Section 6.8(a) of the Company Disclosure Schedule, provided that payment of any amounts payable under the Company’s incentive bonus program described in Section 6.8(a) of the Company Disclosure Schedule shall be made in the ordinary course to Persons employed by the Company or its Subsidiaries as of the end of the calendar year 2006, and shall not be accelerated or pro-rated as a result of the occurrence of the Merger and the other transactions contemplated hereby. Neither this Section 6.8 nor any other provision of this Agreement shall limit the ability or the right of the Surviving Corporation or its Subsidiaries to terminate the employment, or to alter any applicable rates of pay or benefits under employee benefit plans, programs, arrangements and policies, of any employees of the Company or any of its Subsidiaries who continue as employees of the Surviving Corporation or any of its Subsidiaries (collectively, the “Continuing Employees”) after the Effective Time (subject to the rights of any such employees pursuant to any agreement which is to be binding after the Effective Time as set forth in Section 6.8(b) of the Company Disclosure Schedule). All service credited to each Continuing Employee shall be recognized by Parent for all purposes, including vacation and for purposes of eligibility, vesting and benefit accruals under any employee benefit plan provided by Parent for the benefit of the employees. Without limiting the foregoing, Parent shall not treat any Continuing Employee as a “new” employee for purposes of any pre-existing condition exclusions, waiting periods, evidence of insurability requirements or similar provision under any health or other welfare plan, and shall make appropriate arrangements with its insurance carrier(s), to the extent applicable, to ensure such result.

(b)  Parent and the Surviving Corporation hereby agree to honor (without modification) and assume, to the extent required, the Change of Control Agreements, as set forth in Section 6.8(b) of the Company Disclosure Schedule, as in effect at the Effective Time.

ARTICLE VII.

CONDITIONS TO CONSUMMATION OF THE MERGER

7.1  Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger are subject to the satisfaction or written waiver, at or prior to the Effective Time, of the following conditions:

(a)  Shareholder Approval. The Company Shareholder Approval shall have been obtained in accordance with applicable Law and the Company Articles and Company By-Laws.

(b)  Injunction. There shall not be in effect any statute, rule, regulation, executive Order enacted, issued, entered or promulgated by a court or governmental or regulatory agency of competent jurisdiction directing that the transactions contemplated herein not be consummated; provided, however, that prior to invoking this condition each party shall use its commercially reasonable efforts to have any such decree, ruling, injunction or order vacated.

(c)  Governmental Filings and Consents. All governmental consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect at the Effective Time, and the waiting periods under the HSR Act and under all other applicable antitrust Laws shall have expired or been terminated.

7.2  Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to effect the Merger are subject to the satisfaction, at or prior to the Effective Time, of the following additional conditions (any of which may be waived by the Company, in whole or in part, at any time prior to the Effective Time):

(a)  The representations and warranties of Parent and Newco contained in this Agreement shall be true and correct (in all material respects, in the case of representations and warranties not already qualified as to materiality by their terms), and shall be true and correct in all respects (in the case of representations and warranties qualified as to materiality by their terms), at and as of the Effective Time as though made on and as of such date (except (i) for changes specifically permitted by this Agreement, and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), except for inaccuracies of such representations and warranties the circumstances giving rise to which, individually or in the aggregate, do not constitute and could not reasonably be expected to have a Parent Material Adverse Effect, and the Company shall have received a certificate of the President or a Vice President of Parent to the foregoing effect.

(b)  Parent and Newco shall have performed and complied with in all material respects their obligations under this Agreement, taken as a whole, to be performed or complied with on or prior to the Effective Time, and the Company shall have received a certificate of the President or a Vice President of Parent to the foregoing effect.

7.3  Conditions to Parent’s and Newco’s Obligations to Effect the Merger. The obligations of Parent and Newco to effect the Merger are subject to the satisfaction, at or prior to the Effective Time, of the following additional conditions (any of which may be waived by Parent and Newco, in whole or in part, at any time prior to the Effective Time):

(a)  The representations and warranties of the Company contained in this Agreement shall be true and correct (in all material respects, in the case of representations and warranties not already qualified as to materiality by their terms), and shall be true and correct in all respects (in the case of representations and warranties qualified as to materiality by their terms), at and as of the Effective Time as though made on and as of such date (except (i) for changes specifically permitted by this Agreement, and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), except for inaccuracies of such representations and warranties the circumstances giving rise to which, individually or in the aggregate, do not constitute and could not reasonably be expected to have a Company Material Adverse Effect, and Parent shall have received a certificate of the President or a Vice President of the Company to the foregoing effect.

(b)  The Company shall have performed and complied with in all material respects its obligations under this Agreement, taken as a whole, to be performed or complied with on or prior to the Effective Time, and Parent shall have received a certificate of the President or a Vice President of the Company to the foregoing effect.

(c)  The Company shall have obtained the consents from Persons other than governmental authorities listed in Section 7.3(c) of the Company Disclosure Schedule.

(d)  Less than ten percent (10%) of the outstanding shares of Capital Stock shall be Dissenting Shares.

(e)  There shall not have been any change, development, condition, event or circumstance that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(f)  There shall not be pending any Action against the Company, any of its Subsidiaries or any of their respective directors, officers or members, in each case that has a reasonable likelihood of success challenging this Agreement or the transactions contemplated hereby, seeking to delay, restrain or prohibit the Merger, seeking to prohibit or impose material limitations on the ownership or operations of all or a portion of the operations or assets of the Company or any of its Subsidiaries, or to pay any material damages.

(g)  Newco shall have (i) obtained financing sufficient for payment of the aggregate Merger Consideration on terms and conditions satisfactory to Parent and Newco, and (ii) completed confirmatory due diligence satisfactory to the sources of such financing.

(h)  The Asset Purchase Agreement and the other Asset Purchase Documents shall be in full force and effect, and all conditions to the consummation of the transactions contemplated thereby, other than the occurrence of the Effective Time, shall have been satisfied.

ARTICLE VIII.

TERMINATION; WAIVER

8.1  Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by the mutual written consent of Parent and the Company.

8.2  Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned by Parent or the Company if (i) any court of competent jurisdiction in the United States or some other governmental body or regulatory authority shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the Merger and such Order shall have become final and non-appealable, (ii) the Company Shareholder Approval shall not have been received at the Shareholders Meeting duly called and held at which a quorum was present or any adjournment thereto; provided that the right to terminate this Agreement pursuant to this Section 8.2(ii) (A) shall not be available to the Company if the Company has breached the provisions of Section 6.2, and (B) shall be subject to the Company’s obligation to make the Special Termination Payment described in Section 8.5(c) immediately upon such termination, as well as to pay Reimbursable Expenses pursuant to Section 8.5(d) and any other amounts determined to be payable under Section 8.5(c) as and when due, or (iii) the Effective Time shall not have occurred on or before October 31, 2006 (the “Termination Date”); provided, that (A) the right to terminate this Agreement pursuant to this Section 8.2(iii) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement results in such failure to close, and (B) the Termination Date for any termination by the Company pursuant to this Section 8.2(iii) shall be extended by the number of days in excess of thirty (30) days that is required to obtain final SEC approval of the Proxy Statement (measured from the date of the first filing of the preliminary Proxy Statement with the SEC until the date the Proxy Statement is mailed to the shareholders of the Company).

8.3  Termination by Parent. This Agreement may be terminated by Parent prior to the Effective Time, if (i) the Company shall have failed to perform in any material respect any of its material obligations under this Agreement (including, without limitation, any of its obligations under Section 6.2) to be performed at or prior to such date of termination, which failure to perform is not cured, or is incapable of being cured, within thirty (30) days after the receipt by the Company of written notice of such failure, (ii) any representation or warranty of the Company contained in this Agreement shall not be true and correct (except for changes permitted by this Agreement and those representations which address matters only as of a particular date shall remain true and correct as of such date), except, in any case, such failures to be true and correct which would not reasonably be expected to have a Company Material Adverse Effect or are not reasonably likely to adversely affect the Company’s ability to consummate the Merger, if such failure to be true and correct is not cured, or is incapable of being cured, within thirty (30) days after the receipt by the Company of written notice of such failure, (iii) the Special Committee withdraws or modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Parent or Newco other than in connection with a Superior Competing Transaction, or (iv) if the Company shall have approved or recommended a Superior Competing Transaction.

8.4  Termination by the Company. This Agreement may be terminated by the Company and the Merger may be abandoned at any time prior to the Effective Time if (i) Newco or Parent shall have failed to perform in any material respect any of their material obligations under this Agreement to be performed at or prior to such date of termination, which failure to perform is not cured, or is incapable of being cured, within thirty (30) days after the receipt by Parent of written notice of such failure, (ii) any representation or warranty of Newco or Parent contained in this Agreement shall not be true and correct (except for changes permitted by this Agreement and those representations which address matters only as of a particular date shall remain true and correct as of such date), except, in any case, such failures to be true and correct which would not reasonably be expected to have a Parent Material Adverse Effect or are not reasonably likely to adversely effect Parent’s or Newco’s ability to complete the Merger, if such failure to be true and correct is not cured, or is incapable of being cured, within thirty (30) days after receipt by Parent of written notice of such failure, or (iii) the Special Committee withdraws or modifies or changes its recommendation of this Agreement or the Merger and there exists at such time a proposal or offer for a Competing Transaction that constitutes a Superior Competing Transaction and the Special Committee approves, and the Company concurrently enters into, a definitive agreement providing for the implementation of a Superior Competing Transaction; provided, that the Company shall have made the payment of the Termination Fee to Parent required by Section 8.5(b) concurrent with and as a condition to such termination.

8.5  Effect of Termination.

(a)  In the event of the termination and abandonment of this Agreement pursuant to this Article VIII, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its Affiliates, directors, officers or shareholders, other than the provisions of this Section 8.5 and the provisions of Sections 10.1 and 10.2 and Section 6.5(e). Nothing contained in this Section 8.5 shall relieve any party from liability for any fraud or the intentional breach of any covenant or other agreement contained in this Agreement occurring prior to such termination.

(b)  In the event of termination of this Agreement without consummation of the transactions contemplated hereby:

(i)  by Parent pursuant to Section 8.3(iii); or

(ii)  by the Company pursuant to Section 8.4(iii);

then the Company shall make payment to Parent by wire transfer of immediately available funds of a fee in the amount of Two Million Dollars ($2,000,000) (the “Termination Fee”), in the case of clause (i) above, within two (2) business days of such termination, or, in the case of clause (ii) above, concurrently with such termination. In the event that this Agreement is terminated and pursuant to the terms of this Agreement Parent is entitled to receive the Termination Fee, the receipt of the Termination Fee by Parent pursuant to the provisions of this Section 8.5 shall be the exclusive remedy of Parent and Parent shall not be entitled to any further or other rights, claims or remedies at law or in equity, all of which further rights, claims and remedies Parent irrevocably waives; provided, that Parent shall not be precluded from exercising any remedies upon the failure of the Company to pay the Termination Fee when due.

(c)  In the event of termination of this Agreement without consummation of the transactions contemplated hereby by either Parent or the Company pursuant to Section 8.2(ii), then the Company shall make payment to Parent by wire transfer of immediately available funds of the amount of Five Hundred Thousand Dollars ($500,000) (the “Special Termination Payment”), concurrently with such termination, provided that if within six (6) months of the date of such termination, the Company and/or its shareholders consummates a Superior Competing Transaction, then the Company shall make payment to Parent by wire transfer of immediately available funds, concurrently with the completion of such Superior Competing Transaction, of an amount equal to the amount of the Termination Fee, less the aggregate amount of the Special Termination Payment and all Reimbursable Expenses actually paid by the Company to Parent pursuant to this Section 8.5(c) and Section 8.5(d).

(d)  If either Parent or the Company terminates this Agreement without consummation of the transactions contemplated hereby pursuant to Section 8.2(ii), or Parent terminates this Agreement without consummation of the transactions contemplated hereby pursuant to any of Sections 8.3(i), 8.3(ii) or 8.3(iv), then the Company shall promptly following such termination, upon written request from Parent and receipt of reasonable substantiation therefor, reimburse Parent for all out-of-pocket fees and expenses incurred by Parent in connection with the transactions contemplated by this Agreement, including without limitation reasonable fees and expenses of Parent’s legal counsel, accountants and financial advisors, commitment fees paid or payable by Parent to potential financing sources, and fees and expenses of potential financing sources that Parent is required to pay or reimburse (“Reimbursable Expenses”), all as and to the extent reasonably documented by Parent, up to a maximum amount reimbursable under this Section 8.5(d) of One Million Dollars ($1,000,000), provided that in the event the Company disputes any claim for Reimbursable Expenses, such disputed claim shall be submitted for arbitration to a single arbitrator, as agreed upon by the Parent and the Company, for arbitration in accordance with the rules then in force of the American Arbitration Association (“AAA”) in New York, New York. In the absence of agreement between the Company and the Parent on the identity of an arbitrator within 15 days after arbitration is sought by either party, the arbitral tribunal shall consist of three arbitrators, one arbitrator to be selected by each of the Company and the Parent and the third arbitrator to be selected by agreement of the first two arbitrators. In the event either party hereto fails to select an arbitrator within 30 days after arbitration is sought by either party or if the two arbitrators selected by the parties cannot agree as to the third arbitrator within 15 days after they are selected, such arbitrator or arbitrators shall be appointed by the AAA at the request of either of the parties. The decision rendered by the arbitrator or arbitrators shall be accompanied by a written opinion in support thereof. Such decision shall be final and binding upon the parties in dispute without right of appeal. Judgment upon any such decision may be entered into in any court having jurisdiction thereof, or application may be made to such court for a judicial acceptance of the decision and an order of enforcement. Costs of the arbitration shall be assessed by the arbitrator or arbitrators against any and all of the parties in dispute, and shall be paid promptly by the party or parties so assessed.

8.6  Extension; Waiver. At any time prior to the Effective Time, each of Parent, Newco and the Company may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance by the other parties hereto with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in any instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE IX.

ADDITIONAL DEFINITIONS

9.1  Certain Definitions. As used herein:

(a)  An “Affiliate” of, or a Person “affiliated” with, a specific Person is a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

(b)  “Change of Control Agreement” means any agreement substantially in the form of any agreement between the Company and any employee of the Company that provides such employee the opportunity to receive retention payments and severance payments on the terms and conditions set forth therein and listed in Section 6.8(b) of the Company Disclosure Schedule.

(c)  “Company Material Adverse Effect” shall mean a material adverse change in the financial condition, business, assets, liabilities, properties or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any changes or effects resulting from (i) general changes in economic, or financial or capital market conditions, (ii) terrorism, war or the outbreak of hostilities, (iii) changes in conditions generally applicable to the industries in which the Company and its Subsidiaries are involved, in each case which do not affect the Company and its Subsidiaries, taken as a whole, to a materially disproportionate degree relative to other companies in such industries, (iv) changes in the Law or GAAP, (v) changes or litigation which result from the announcement of the transactions contemplated hereby, the taking of any action contemplated or required by this Agreement, or the consummation of the transactions contemplated hereby, or (vi) changes relating only to the Company’s coach division.

(d)  “Company Plan” means (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), and any other employee benefit arrangements or payroll practices (including, without limitation, severance pay, vacation pay, company awards, salary continuation for disability, sick leave, death benefit, hospitalization, medical welfare benefit, deferred compensation, profit sharing, retirement, retiree medical or life insurance, supplemental retirement, bonus or other incentive compensation, stock purchase, stock option, restricted stock and phantom stock arrangements or policies) (collectively, the “Employee Benefit Plans”); (ii) all Employee Benefit Plans which are “pension plans” (as defined in Section 3(2) of ERISA (“Pension Plans”)); and (iii) all material employment, termination, bonus, severance or other contracts or agreements, including the Change of Control Agreements (“Employment Agreements”), in each case to which the Company or any ERISA Affiliate (as defined below) is a party, with respect to which the Company or any ERISA Affiliate has any obligation or which are maintained by the Company or any ERISA Affiliate or to which the Company or an ERISA Affiliate contributes or is obligated to contribute with respect to current or former employees of the Company.

(e)  “Hazardous Materials” means petroleum and all derivatives thereof or synthetic substitutes therefor, asbestos and asbestos-containing materials, and any and all materials now or hereafter defined, listed, designated or classified as, or otherwise determined to be, “hazardous wastes,” “hazardous substances,” “radioactive,” “solid wastes,” or “toxic” under or pursuant to or otherwise listed or regulated pursuant to any Environmental Law.

(f)  “Knowledge of the Company” shall mean the actual knowledge of Conrad D. Clement, Jeffery A. Mason, Gary H. Ihrke, Eric P. Clement and/or James S. Wooley after such individuals have made all reasonable inquiries of those Persons reporting to such individuals who are reasonably likely to have such knowledge.

(g)  “Lien” means any charge, encumbrance, lien, pledge, security interest or adverse claim.

(h)  “Parent Material Adverse Effect” shall mean a material adverse change in the financial condition, business, assets, liabilities, properties or results of operations of Parent and its Subsidiaries, taken as a whole, excluding any changes or effects resulting from (i) general changes in economic, or financial or capital market conditions, (ii) terrorism, war or the outbreak of hostilities, (iii) changes in conditions generally applicable to the industries in which Parent and its Subsidiaries are involved, in each case which do not affect Parent and its Subsidiaries, taken as a whole, to a materially disproportionate degree relative to other companies in such industries, (iv) changes in the Law or GAAP, or (v) changes or litigation which result from the announcement of the transactions contemplated hereby, the taking of any action contemplated or required by this Agreement, or the consummation of the transactions contemplated hereby.

(i)  “Permitted Lien” means (i) Liens for utilities and current taxes not yet due and payable, (ii) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, lessor’s, landlord’s and other similar Liens arising or incurred in the ordinary course of business with respect to which the underlying obligations are not yet due and payable, (iii) Liens for taxes being contested in good faith for which appropriate reserves have been included on the balance sheet of the applicable Person, (iv) easements, restrictive covenants and similar encumbrances or impediments against any of the Company’s assets or properties which do not materially interfere with the business of the Company and its Subsidiaries, (v) minor irregularities and defects of title which do not materially interfere with the business of the Company and its Subsidiaries, and (vi) the Liens listed in Section 9.1(i) of the Company Disclosure Schedule.

(j)  “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

(k)  “Subsidiary” means, with respect to any party, any Person of which (i) such party or any Subsidiary of such party owns, of record or beneficially, at least 50% of the outstanding equity or voting securities or interests of such Person, or (ii) such party or any Subsidiary of such party has the right to elect at least a majority of the board of directors or others performing similar functions with respect to such Person.

ARTICLE X.

MISCELLANEOUS

10.1  Payment of Expenses. Except as otherwise provided in Section 8.5, whether or not the Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

10.2  Survival of Representations and Warranties; Survival of Confidentiality. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive beyond the earlier of (i) termination of this Agreement, or (ii) the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and/or the provisions of this Article X. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, none of the Company, Parent or Newco makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement, the documents and the instruments referred to herein, or the transactions contemplated hereby or thereby, notwithstanding the delivery or disclosure to any other party or other party’s representatives of any documentation or other information with respect to any one or more of the foregoing. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and any termination of this Agreement in accordance with the terms of such Confidentiality Agreement, and the provisions of such Confidentiality Agreement shall apply to all information and material delivered by any party hereunder.

10.3  Modification or Amendment. Subject to the applicable provisions of the MBCA, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after approval of this Agreement by the shareholders of the Company, no amendment shall be made which changes the consideration payable in the Merger or adversely affects the rights of the Company’s shareholders hereunder, or which by Law requires further approval by the Company’s shareholders, without the approval of such shareholders.

10.4  Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

10.5  Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts (including by facsimile), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

10.6  Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Minnesota, without giving effect to the principles of conflicts of law thereof.

10.7  Notices. Unless otherwise set forth herein, any notice, request, instruction or other document to be given hereunder by any party to the other parties shall be in writing and shall be deemed duly given (i) upon delivery, when delivered personally, (ii) one (1) business day after being sent by overnight courier or when sent by facsimile transmission (with a confirming copy sent by overnight courier), and (iii) five (5) business days after being sent by registered or certified mail, postage prepaid, as follows:

If to the Company:

Featherlite, Inc.
Highways 63 and 9
Cresco, IA 52136
Attn: Mr. Conrad D. Clement
Facsimile No.: (563) 547-6099

With a copy (which shall not constitute effective notice) to:

Fredrikson & Byron, P.A.
200 South Sixth Street, Suite 4000
Minneapolis, MN 55402
Attn: Robert K. Ranum, Esq.
Facsimile No.: (612) 492-7077

If to Parent or Newco:

c/o Dubin Clark & Company, Inc.
485 West Putnam Avenue
Greenwich, CT 06830
Attn: Mr. William H. Dabney, Jr.
Facsimile No.: (203) 629-2235

With a copy (which shall not constitute effective notice) to:

Bingham McCutchen LLP
2020 K Street, N.W.
Washington, DC 20006-1806
Attn: T. Malcolm Sandilands, Esq.
Facsimile No.: (202) 373-6470

or to such other Persons or addresses as may be designated in writing by the party to receive such notice.

10.8  Entire Agreement; Assignment. This Agreement (including the exhibits, schedules, documents and instruments referred to herein, including the Confidentiality Agreement) constitutes the entire agreement of the parties and supersedes all prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. All exhibits and schedules (including the Company Disclosure Schedule) attached to this Agreement are expressly made a part of, and incorporated by reference into, this Agreement. This Agreement may not be assigned by any of the parties hereto by operation of Law or otherwise without the written consent of the other parties except that (a) Parent may assign any or all of its rights hereunder to any Affiliate of Parent and Newco may assign any or all of its rights hereunder to any other newly organized corporation under the Laws of the State of Minnesota, all of the capital stock of which is owned directly or indirectly by Parent; provided, that Parent shall remain liable on a direct and primary basis for the performance of any such direct or indirect Subsidiary, and (b) either Parent or Newco may collaterally assign its rights hereunder to any lender.

10.9  Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, other than the right to receive the consideration payable in the Merger pursuant to Article III hereof, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that the provisions of Section 6.7 shall inure to the benefit of and be enforceable by the Indemnified Parties.

10.10  Obligation of Parent. Whenever this Agreement requires Newco to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Newco to take such action and a guarantee of the performance thereof.

10.11  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

10.12  Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

10.13  Certain Interpretations. For purposes of this Agreement:

(a)  Unless otherwise specified, all references in this Agreement to Articles, Sections, Schedules and Exhibits shall be deemed to refer to Articles, Sections, Schedules and Exhibits to this Agreement.

(b)  The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(c)  The words “include,” includes” and “including,” when used herein shall be deemed in each case to be followed by the words “without limitation.”

(d)  The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed by their respective duly authorized officers as of the date first above written.

FEATHERLITE, INC.

By:	/s/ Conrad D. Clement

Title: President & CEO

UNIVERSAL TRAILER HOLDINGS CORP.

By:	/s/ Thomas W. Frey

Title: President

DART ACQUISITION CORP.

By:	/s/ Thomas W. Frey

Title: President